Exhibit 5.6

July 6, 2007

To:	Aleris International, Inc.

25825 Science Park Drive, Suite 400

Beachwood, OH 44122-7392

Aleris International, Inc./Western Zinc Corporation

9%/9-3/4% Senior Notes Due 2014

Senior Indenture

Ladies and Gentlemen:

We have acted as special California counsel for Aleris International, Inc., a Delaware corporation (the “Company”), and its subsidiary Western Zinc Corporation, a California corporation (the “California Guarantor”), in connection with the issuance of 9%/9-3/4% Senior Notes Due 2014 under that certain Senior Indenture dated as of December 19, 2006 (the “Indenture”) among Aurora Acquisition Merger Sub, Inc. (the “Merger Sub”), Aleris International, Inc. (as the surviving corporation of the merger of the Merger Sub into the Company), the Subsidiary Guarantors named therein and LaSalle National Bank, as Trustee (the “Trustee”). The California Guarantor is one of the Subsidiary Guarantors. Article Twelve of the Indenture contains the guaranty by the Subsidiary Guarantors of the Exchange Notes and other obligations of the Company under the Indenture and the Notes (the “Subsidiary Guarantees” or “Exchange Note Guarantees”).

This opinion is being delivered to you at the request of the Company. Capitalized terms used herein that are defined in, or by reference in, the Indenture have the meanings assigned to such terms therein, or by reference therein, unless otherwise defined herein. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals, or certified, conformed or reproduction copies, of such documents and records of the California Guarantor, such certificates of public officials and such other documents, all as listed below, and (iii) received such information from officers and representatives of the California Guarantor and others, as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

(i) a copy of the Indenture dated December 19, 2006;

(ii) the Articles of Incorporation (the “Charter”) of the California Guarantor, certified by the Secretary of State of the State of California as of December 6, 2006, and certified by an officer of the California Guarantor as of the date hereof as being true, complete and correct and in full force and effect;

(iii) the By-Laws of the California Guarantor (the “By-Laws”) (the Charter and the By-Laws together being referred to sometimes herein as the “Governing Documents”), certified by an officer of the California Guarantor as of the date hereof as being true, complete and correct and in full force and effect;

(iv) the certificate of certain officers of the California Guarantor, as of the date hereof, as to certain actions taken by the Board of Directors of the California Guarantor by unanimous written consent dated as of December 19, 2006, and as to the titles, incumbency, and specimen signatures of certain officers of the California Guarantor; and

(v) those certificates of the California Secretary of State with respect to the California Guarantor attached hereto as Exhibit A.

The documents referred to in items (i) through (v) above are referred to herein collectively as the “Documents.”

As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied, with your permission, entirely upon certificates of certain of the officers of the California Guarantor and have assumed, without independent inquiry, the accuracy of those representations, warranties, and certificates. For purposes of our opinion rendered in paragraph 1 below, with respect to the incorporation, existence, or standing of the California Guarantor, our opinion relies entirely upon and is limited by those certificates of public officials attached hereto as Exhibit A.

This opinion is based entirely on our review of the documents listed in the preceding paragraphs, and we have made no other documentary review or investigation of any kind whatsoever for purposes of this opinion.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

This opinion is limited solely to the internal substantive laws of the State of California as applied by courts located in California without regard to choice of law (except for state tax, antitrust, energy, utilities, national security, anti-terrorism, securities, or blue sky laws, as to which we express no opinion in this letter); and we express no opinion as to the laws of any other jurisdiction, including Federal law. We have not conducted any special review of statutes, rules or regulations for purposes of this opinion, and our opinions are limited to such laws, rules and regulations as in our experience are normally applicable to transactions of the type contemplated by the Indenture.

We note that the Indenture contains provisions stating that the Indenture, the Notes and the Subsidiary Guarantees are to be governed by the laws of the State of New York (each contractual choice of law clause being referred to as a “Chosen-Law Provision”), and we are not rendering any opinion with respect to the law of the State of New York. No opinion is given herein as to any Chosen-Law Provision or otherwise as to the choice of law or internal substantive rules of law that any court or other tribunal may apply to the transactions contemplated by the Indenture.

Our opinion is further subject to the following exceptions, qualifications and assumptions, all of which we understand to be acceptable to you:

(a)	We express no opinion as to the effect of suretyship defenses, or defenses in the nature thereof, with respect to the obligations of any applicable guarantor, joint obligor, surety, accommodation party, or other secondary obligor.

(b)	We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The California Guarantor is validly existing as a corporation in good standing under the laws of the State of California;

2. The California Guarantor has the corporate power and authority to execute and deliver the Exchange Note Guarantee and perform its obligations thereunder; and

3. The Exchange Note Guarantee by the California Guarantor has been duly authorized by the California Guarantor and, when the Exchange Notes have been duly executed, issued and delivered in accordance with the terms of the Indenture in exchange for the Outstanding Notes, will be duly executed and delivered by the California Guarantor.

This opinion is delivered solely to you and for your benefit in connection with the Indenture and may not be relied upon by you for any other purpose or furnished or referred to, or relied upon, by any other person or entity for any reason without our prior written consent.

Very truly yours,

/s/ Bingham McCutchen LLP

BINGHAM McCUTCHEN LLP

EXHIBIT A

State of California

Secretary of State

CERTIFICATE OF STATUS

DOMESTIC CORPORATION

I, DEBRA BOWEN, Secretary of State of the State of California, hereby certify:

That on the 10TH day of NOVEMBER, 1986, WESTERN ZINC CORPORATION became incorporated under the laws of the State of California by filing its Articles of Incorporation in this office; and

That said corporation’s corporate powers, rights and privileges are not suspended on the records of this office; and

That according to the records of this office, the said corporation is authorized to exercise all its corporate powers, rights and privileges and is in good legal standing in the State of California; and

That no information is available in this office on the financial condition, business activity or practices of this corporation.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of July 3, 2007.

DEBRA BOWEN
Secretary of State

STATE OF CALIFORNIA	In Reply Refer To	:	655tdh
FRANCHISE TAX BOARD	Date	:	07/03/07
PO BOX 942857 SACRAMENTO, CA 94257-0540

ENTITY STATUS

Note: This letter does not
reflect the entity’s status
with any other agency.

Entity Name	:	WESTERN ZINC CORPORATION

Entity Number	:	1546936

☒	1.	The above entity is in good standing with this agency.

☐	2.	The above entity is currently exempt from tax under Revenue and Taxation Code Section 23701 .

☐	3.	Our records indicate the above entity is not incorporated, qualified, organized, or registered through the Secretary of State to transact business in California.

☒	4.	The above entity was incorporated, qualified, organized, or registered through the Secretary of State on 11/10/1986.

☐	5.	The above entity has an unpaid liability of $ for account period(s) ending .

☐	6.	Our records do not show that the above entity filed returns for account period(s) ending .

☐	7.	The above entity was effective .

☒	8.	The above entity’s current address on record with this agency is: 25825 SCIENCE PARK DR STE 400 BEACHWOOD, OH 44122

☐	9.	We do not have current information about the above entity.

Comments:

REPRESENTATIVE

ASSISTANCE

Telephone assistance is available year-round from 7 a.m. until 8 p.m. Monday through Friday. From January through June, assistance is also available from 8 a.m. until 5 p.m. on Saturdays. We may modify these hours without notice to meet operational needs.

From within the United States, call	(800)852-5711
From outside the United States, call (not toll-free)	(916)845-6500

Website at: www.ftb.ca.gov

Assistance for person with disabilities: We comply with the Americans with Disabilities Act. Persons with hearing or speech impairments please call TTY/TDD (800) 822-6268.